Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES SALE OF

$127 MILLION OF MEDALLION BANK CONSUMER LOAN

RECEIVABLES AT A PREMIUM

NEW YORK, NY – December 13, 2017 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, recently closed a sale of $127 million in prime-credit consumer loan receivables to a super-regional bank for cash proceeds of $134.7 million. As a result, Medallion Bank expects to record a gain on sale from the transaction of $4.4 million for the fourth quarter of 2017.

“The loan sale allows us to better manage the size of our balance sheet, generate gains to facilitate future growth and further confirms the value of the Bank’s portfolio activities and focused underwriting,” said Donald Poulton, Chief Executive Officer of Medallion Bank. “Aided by our strong network of relationships, we believe we are well positioned to originate additional consumer loans that will generate continued strong risk-adjusted returns for Medallion Bank.”

The sale is the Bank’s third of loans originated within its consumer lending businesses, and consisted primarily of home improvement and recreational vehicle installment loans. Consumer lending has accounted for the vast majority of the $53 million in net investment income before income taxes generated at Medallion Bank for the nine months ended September 30, 2017.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2016 Annual Report on Form 10-K.

Company Contacts

Investors:

212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com